===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                XEROX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

         THE DOCUMENT COMPANY
                XEROX

Xerox Corporation
800 Long Ridge Road
P.O. Box 1600
Stamford, Connecticut 06904

July 13, 2001

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Xerox Corporation to be held Tuesday, August 28, 2001 at 10:00 a.m. at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut. As you know our shareholders meeting was delayed because of an independent review by the Company's Audit Committee, in cooperation with the Company's auditors, KPMG, which delayed the issuance of our annual report. Now that the audit has been completed and the report issued, we are able to schedule the annual meeting. Your Management looks forward to greeting in person those shareholders able to attend.

At the Annual Meeting, you will be asked to vote upon the election of 13 Directors. The Board of Directors unanimously recommends that you vote in favor of this proposal. One shareholder proposal will be acted upon that your Board believes is not in the best interest of the Company and its shareholders, and unanimously recommends a vote against this shareholder proposal.

Not standing for reelection as a director is Admiral B. R. Inman, who having attained his 70/th/ birthday since the last annual meeting has retired from the Board under the Company's retirement policy. Admiral Inman has served 14 years as a member of your Board of Directors. We are deeply grateful to him for his many contributions to our Company. William F. Buehler has also retired and we appreciate the advice and experience he brought to the Board and the Company. Patricia F. Russo resigned from the board upon being named Chief Operating Officer of Eastman Kodak and we thank her for her contributions.

It is important that your shares be represented and voted at the Annual Meeting, regardless of whether or not you plan to attend in person. You are therefore urged to vote your shares using one of the methods described in the following pages. Voting instructions are set forth in the accompanying voting instruction and proxy card.

For the Board of Directors,


/s/ Paul A. Allaire
Paul A. Allaire
Chairman and Chief Executive Officer

Notice of Annual Shareholders' Meeting

Date and Time:       Tuesday, August 28, 2001 at 10:00 a.m

Location:            Sheraton Stamford Hotel
                     2701 Summer Street
                     Stamford, CT

Purpose:             Election of 13 Directors
                     Shareholder proposal regarding discretionary voting

Record Date:         June 28, 2001--You are eligible to vote if you were a
                     shareholder of record on this date.

Proxy Voting:        (1) Telephone
                     (2) Internet
                     (3) Proxy
                     Please review the accompanying proxy card for voting instructions.

Importance of
Vote: Whether or not you plan to attend, please submit a proxy as soon as possible to insure that your shares are represented.

By order of the Board of Directors,

/s/ Eunice M. Filter

Eunice M. Filter
Secretary

July 13, 2001

                               TABLE OF CONTENTS


GENERAL.....................................................................  3
 The Meeting................................................................  3
 Shares Entitled to Vote....................................................  3
 Proxy Voting and Quorum....................................................  3
 Choices in Voting..........................................................  3
 ESOP Voting Instructions...................................................  3
 Required Vote..............................................................  3

PROPOSAL 1 -- ELECTION OF DIRECTORS.........................................  3
 Committee Functions, Membership and Meetings...............................  4
   Audit Committee..........................................................  4
   Nominating Committee.....................................................  4
   Executive Compensation and Benefits Committee............................  4
   Finance Committee........................................................  5
   Executive Committee......................................................  5
 Attendance and Compensation of Directors...................................  5
   Attendance...............................................................  5
 Summary of Director Annual Compensation....................................  5
 Terms Used in Biographies..................................................  6
 Biographies................................................................  6
 Ownership of Company Securities............................................ 11
 Executive Compensation..................................................... 13
   Report of the Executive Compensation and Benefits Committee of the Board. 13
   Compensation Committee Interlocks and Insider Participation.............. 16
   Summary Compensation Table............................................... 16
   Option Grants............................................................ 17
   Option Exercises/Year-End Values......................................... 18
   Retirement Plans......................................................... 19
 Certain Transactions....................................................... 20
 Litigation................................................................. 21
 Ten-Year Performance Comparison............................................ 22
 Directors and Officers Liability Insurance and Indemnity................... 23
 Section 16(a) Beneficial Ownership Reporting Compliance.................... 23

INDEPENDENT AUDITORS........................................................ 23
 Fees Billed by KPMG........................................................ 23
 Audit Committee Report..................................................... 23

PROPOSAL 2 -- SHAREHOLDER PROPOSAL REGARDING DISCRETIONARY VOTING........... 24
 BOARD OF DIRECTORS' RECOMMENDATION......................................... 25

OTHER MATTERS............................................................... 25
 Other Actions at Meeting................................................... 25
 Information About this Solicitation of Proxies............................. 25
 Confidential Voting........................................................ 25
 Multiple Shareholders Having The Same Address.............................. 26
 Availability of Additional Information..................................... 26

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
  AND OTHER BUSINESS........................................................ 26
 Shareholder Proposals for 2002 Meeting..................................... 26
 Recommendations to Nominating Committee of Director Candidates............. 26

                                PROXY STATEMENT

GENERAL

The Meeting

The Board of Directors of Xerox Corporation (Xerox, the Company, we or us) is requesting your proxy for the Annual Meeting of Shareholders on August 28, 2001 beginning at 10:00 a.m., and any adjournments thereof. The meeting will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, CT.

Shares Entitled to Vote

Holders of record of the Company's Common Stock, par value $1 per share (Common Stock) and Series B Convertible Preferred Stock (Preferred Stock) as of the close of business on June 28, 2001 are entitled to vote. On that date there were 711,297,400 shares of Common Stock and 7,917,185 of Preferred Stock outstanding. At the meeting each share of Common Stock is entitled to one vote on each proposal and each share of Preferred Stock is entitled to six votes on each proposal.

Proxy Voting and Quorum

Shareholders of record may vote their proxies by telephone, internet or mail. By using your proxy to vote in one of these ways, you authorize the four directors whose names are listed on the front of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum.

If you attend the meeting, you may of course vote by ballot. But if you are not present, your shares can be voted only when represented by a properly submitted proxy.

You may revoke or change your proxy at any time before it is exercised, either in writing to the Secretary of the Company, or through the internet or by telephone voting.

Choices in Voting

You have several choices in completing your voting.

 . You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

 . In voting on directors, you can either vote FOR all the directors or withhold your vote on all or certain of the directors.

 . You may indicate a preference to abstain on any other proposal, in which case no vote will be recorded.

 . You may submit a proxy, without indicating your voting preferences, in which case the proxies will vote your shares:

   --for election of the directors nominated by the Board of Directors

   --against the shareholder proposal regarding discretionary voting

ESOP Voting Instruction

Participants in the Company's Employee Stock Ownership Plan can instruct State Street Bank and Trust Company as Trustee of the Plan how to vote by telephone, internet or mail. No matter which method is used, the instructions are confidential and will not be disclosed to the Company. By using the voting instruction in one of these ways, you instruct the Trustee to vote the shares allocated to your Stock Account. You also authorize the Trustee to vote a proportion of the shares held in the ESOP Trust which have not yet been allocated, as well as shares for which no instructions have been received.

Required Vote

A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast is required to adopt the shareholder proposal.

Under the law of New York, the Company's state of incorporation, only votes cast "for" the election of directors or those cast "for" or "against" any other proposal will be counted in determining whether a nominee for director has been elected or whether any of the other proposals have been approved. Abstentions, broker non-votes and votes withheld are not treated as votes cast at the meeting.

PROPOSAL 1 -- ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and shall have qualified. The 13 persons whose biographies appear on pages 6 through 11 have been proposed by the Board of Directors based on a recommendation by the Nominating Committee of the Board of Directors, none of whose members is an officer of the Company.

Nine of the 13 nominees are neither employees nor former employees of Xerox, its subsidiaries or associated companies. These Board members bring to us valuable experience from a variety of fields.

If for any reason, which the Board of Directors does not expect, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute proposed by the Board of Directors.

Committee Functions, Membership and Meetings

Our Board of Directors has several standing committees: the Audit, Nominating, Executive Compensation and Benefits, Finance and Executive Committees. Here is a description of each Committee, the number of meetings held during 2000 and its membership during 2000:

Audit Committee (nine meetings)

Responsibility: reference is made to a complete copy of the charter of the Audit Committee which is attached to this Proxy Statement as Exhibit A for a full description of the responsibilities of the Audit Committee.

Briefly, the Committee's responsibilities include:

 . annually recommend to the Board for its nomination, for submission to the shareholders for their election, a firm of independent certified public accountants (Auditor);

 . review periodically the independence of the Auditor;

 . review the annual fees of the Auditor;

 . review the annual audited financial statements, changes in accounting policies, financial reporting practices and significant reporting issues and judgments made in connection with the preparation of such audited financial statements;

 . review with the Auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communications with audit committees;

 . review the comments and recommendations contained in the Auditor's and Director of Internal Audit's annual summary audit management reports and executive management's response to those reports;

 . review with the management, Auditors and Director of Audit the adequacy of internal controls that could significantly affect the Company's financial statements.

 . Make a recommendation to the Board with respect to the audited financial statements to be included in the Company's Annual Report to Shareholders and the Form 10-K to be filed with the Securities and Exchange Commission;

 . examine and make recommendations, if any, with respect to the plans for and the results of the annual audit conducted by the Auditors and the Director of Audit.

 . Discuss with management and the Auditors the Company's quarterly financial results prior to the release of earnings and/or the filing of the Company's quarterly report on Form 10-Q; and

 . review at least annually with the Company's Ethics Compliance Officer the status and results of the annual ethics compliance program.

A Report of the Audit Committee appears below on Page 23 under "Report of the Audit Committee".

Members: Antonia Ax:son Johnson, Hilmar Kopper, N. J. Nicholas, Jr., John E. Pepper, Martha R. Seger and Thomas C. Theobald, all non-employee directors.

Chairman: Mr. Theobald

All of the members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange, Inc.

Nominating Committee (one meeting)

Responsibility: recommends to the Board of Directors nominees for election as directors of the Company. The Committee considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: Vernon E. Jordan, Jr., Hilmar Kopper, Ralph S. Larsen, George J. Mitchell and Patricia F. Russo, all non-employee directors.

Chairman: Mr. Jordan

Executive Compensation and Benefits Committee (six meetings)

Responsibility:

 . recommends to the Board of Directors the remuneration arrangements for senior management of the Company, including the adoption of compensation plans in which senior management is eligible to participate and the granting of benefits under any such plans and

 . consults with the Chief Executive Officer and advises the Board with respect to senior management succession planning.

Members: B. R. Inman, Antonia Ax:son Johnson, Ralph S. Larsen, John E. Pepper and Thomas C. Theobald, all non-employee directors.

Chairman: Mr. Larsen

Finance Committee (two meetings)

Responsibility:

 . oversees the investment management of the Company's employee savings and retirement plans and

 . reviews the Company's asset mix, capital structure and strategies, financing strategies, insurance coverage and dividend policy.

Members: B. R. Inman, Vernon E. Jordan, Jr., George J. Mitchell, N. J. Nicholas, Jr., Patricia F. Russo, and Martha R. Seger, all non-employee directors.

Chairman: Mr. Nicholas

Executive Committee (one meeting)

The Executive Committee has all the authority of the Board of Directors, except with respect to certain matters that by statute may not be delegated by the Board of Directors. The committee acts only in the intervals between meetings of the full Board of Directors. It acts usually in those cases where it is not feasible to convene a special meeting or where the agenda is the technical completion of undertakings already approved in principle by the full Board.

Members: Paul A. Allaire, Vernon E. Jordan, Jr., Ralph S. Larsen and Anne M. Mulcahy.

Chairman: Mr. Allaire

Attendance and Compensation of Directors

Attendance: 9 meetings of the Board of Directors and 19 meetings of the Board committees were held in 2000. All incumbent directors other than George J. Mitchell attended at least 75 percent of the total number of meetings of the Board of Directors and Board committees on which they served.

We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Summary of Director Annual Compensation

The compensation of directors during 2000 was as follows:

Cash............ $40,000
Restricted Stock $25,000 (number of shares based upon market value at time fee is payable-quarterly)
Options......... 5,000 shares
Expenses........ Out-of-pocket expenses in connection with service

The compensation of directors during 2001 will be as follows:

Cash.............. $40,000
Committee Meetings $1,500 (for each meeting attended which is not held in connection with a regular Board meeting)
Committee Chairmen $10,000 (per year for non-employee Chairmen of Board Committees)
Restricted Stock.. $25,000 (number of shares based upon market value at time fee is payable-quarterly)
Options........... 5,000 shares
Expenses.......... Out-of-pocket expenses in connection with service

Eligibility: Directors who are our employees receive no compensation for service as a director. Directors who are employees of subsidiary companies are not eligible to receive stock option awards.

Options: Issued at the fair market value on date of grant (generally on the date of the annual meeting of shareholders). The options vest over a three year period. Upon the occurrence of a change in control, as defined, all outstanding options become exercisable.

Restricted Stock: The number of shares issued is based on the market value at the time the fee is payable, which is in quarterly installments. The shares held by directors under this Plan are included in the Xerox securities owned shown in the biographies of the directors beginning on page 6. The shares may not be sold or transferred except upon death, retirement, disability, change in control or termination as a director with the consent of the majority of the Board.

Terms Used in Biographies

To help you consider the nominees, we use a biographical format that provides a ready reference on their backgrounds. Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Xerox securities owned means the Company's Common Stock, including restricted shares of Common Stock issued under the Restricted Stock Plan For Directors, and Series B Convertible Preferred Stock. Series B shares are owned through the individual's account in the Xerox Employee Stock Ownership Plan. None of the nominees owns any of the Company's other securities.

Options/Rights is the number of the Company's shares of Common Stock subject to stock options and incentive stock rights held by a nominee.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. This means he or she has or shares voting power and/or investment power with respect to the securities, even though another name--that of a broker, for example--appears in the Company's records. All ownership figures are as of May 31, 2001.

For information on compensation for officers, see the compensation section starting on page 13.

[PHOTO] Paul A. Allaire
        Age: 62  Director since: 1986

        Xerox securities owned: 390,083 common shares; 381 Series B Convertible
        Preferred shares

        Options/Rights: 3,563,144 common shares

        Occupation: Chairman of the Board and Chief Executive Officer, Xerox Corporation

        Education: BS, Worcester Polytechnic Institute; MS, Carnegie-Mellon University

        Other Directorships: Lucent Technologies Inc.; priceline.com, Incorporated; Sara Lee
        Corporation; and GlaxoSmithKline plc

Other Background: Joined Xerox in 1966. Stepped down as Chief Executive Officer in April 1999 and returned to the position in May 2000. Chairman of the Board of the Ford Foundation. Member of the Board of Directors of the Council on Foreign Relations, the Council on Competitiveness, the New York City Ballet, Outward Bound and FIRST. Member, Board of Trustees, Carnegie-Mellon University and Worcester Polytechnic Institute. Member, The Business Roundtable, The Business Council and the National Academy of Engineering. Chairman of the Executive Committee of Xerox.

[PHOTO] Antonia Ax:son Johnson
        Age: 57  Director since: 1996

        Xerox securities owned: 5,751 common shares and an indirect interest in approximately 10,162 common shares through the Deferred Compensation Plan

        Options/Rights: 25,000 common shares

        Occupation: Chairman, Axel Johnson Group

        Education: BA, MA, University of Stockholm

        Other Directorships: Axel Johnson AB; Axel Johnson Inc.; Axel Johnson International; Ahlens
        AB; Axfood AB; Nordstjernan AB; NCC AB

Other Background: Chairman of the Axel and Margaret Ax:son Johnson Foundation, City Mission of Stockholm, and The World Childhood Foundation. In 1971 joined the Axel Johnson Group; became primary stockholder in 1975 and Owner and Chairman in 1982. Board Member, Royal Swedish Academy of Engineering Sciences. Member of the Audit and Executive Compensation and Benefits Committees of Xerox.

[PHOTO] Vernon E. Jordan, Jr.
        Age: 65  Director since: 1974

        Xerox securities owned: 32,066 common shares and an indirect interest in approximately 6,832 common shares through the Deferred Compensation Plan

        Options/Rights: 25,000 common shares

        Occupation: Senior Managing Director, Lazard Freres & Co. LLC; Of Counsel, Akin, Gump,
        Strauss, Hauer & Feld, LLP

        Education: BA, DePauw University; JD, Howard University Law School

        Other Directorships: America Online Latin America, Inc.; American Express Company;
        Callaway Golf Company; Clear Channel Communications, Inc.; Dow Jones & Co., Inc.;
        FirstMark Communications International, LLC; J.C. Penney Company, Inc.; Revlon Group;
        Ryder System, Inc.; Sara Lee Corporation; Shinsei Bank, Ltd; and Union Carbide Corporation

Other Background: Joined Lazard Freres & Co. LLC in January 2000. Became a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld in 1982, following ten years as President of the National Urban League, Inc. Member of the Bar of Arkansas, Georgia and the District of Columbia as well as the U.S. Supreme Court Bar. Trustee of the Ford Foundation, Howard University and the LBJ Foundation. Member of the Council on Foreign Relations, The American Law Institute, the American Bar Association, the National Bar Association, the Bilderberg Meetings and is on the Board of Governors of the Joint Center for Political and Economic Studies. Member of the International Advisory Board of DaimlerChrysler; Fuji Bank and Barrick Gold. Former Member of the National Advisory Commission on Selective Service, the American Revolution Bicentennial Commission, the Presidential Clemency Board, the Advisory Council on Social Security, the Secretary of State's Advisory Committee on South Africa and the President's Advisory Committee of the Points of Light Foundation. Chairman of the Nominating Committee and member of the Executive and Finance Committees of Xerox.

        Yotaro Kobayashi
[PHOTO] Age: 67  Director since: 1987

        Xerox securities owned: 33,335 common shares

        Options/Rights: 16,700 common shares

        Occupation: Chairman of the Board, Fuji Xerox Co., Ltd.

        Education: BA, Keio University; MBA, Wharton Graduate School, University of Pennsylvania

        Other Directorships: Fuji Xerox Co., Ltd.; Callaway Golf Company; Nippon Telegraph and
        Telephone Corporation; and American Productivity & Quality Center.

Other Background: Joined Fuji Photo Film Co., Ltd. in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. Chairman, Keizai Doyukai (Japan Association of Corporate Executives). Pacific Asia Chairman of the Trilateral Commission. Member, the International Council of JP Morgan; the International Advisory Board of Booz Allen & Hamilton Inc.; the International Advisory Board of the Council on Foreign Relations; International Advisory Panel member of Singapore Technologies; the Board of Trustees, University of Pennsylvania; the Advisory Council of the Graduate School of Business, Stanford University and the Advisory Council of the Institute for International Studies, Stanford University. Vice-Chairman, Board of Trustees, International University of Japan and member of the Board of Trustees, Keio University.

[PHOTO] Hilmar Kopper
        Age: 66  Director since: 1991

        Xerox securities owned: 23,228 common shares

        Options/Rights: 20,050 common shares

        Occupation: Chairman of the Supervisory Board, Deutsche BankAG

        Education: High school diploma

        Other Directorships: Akzo Nobel NV; Bayer AG; DaimlerChrysler AG; Solvay SA;
        Unilever NV

Other Background: Apprenticeship with Rheinisch-Westfalischen Bank AG in Cologne, 1954. Management trainee at J. Henry Schroder Banking Corporation, New York. Foreign Department, Deutsche Bank's Central Office in Dusseldorf and Manager, Leverkusen branch, 1969. Appointed to the Board of Managing Directors of Deutsche Bank subsidiary European Asian Bank AG in Hamburg, 1972. Executive Vice President, Deutsche Bank AG, 1975; and Member of the Board of Managing Directors, Deutsche Bank AG, 1977. Spokesman of the Board of Managing Directors, December 1989 to May 1997. Member of the Audit and Nominating Committees of Xerox.

[PHOTO] Ralph S. Larsen
        Age: 62  Director since: 1990

        Xerox securities owned: 25,736 common shares and an indirect interest in approximately 28,034 common shares through the Deferred Compensation Plan

        Options/Rights: 25,000 common shares

        Occupation: Chairman and Chief Executive Officer, Johnson & Johnson

        Education: BBA, Hofstra University

        Other Directorships: Johnson & Johnson; AT&T

Other Background: Joined Johnson & Johnson in 1962, was named Vice President of Marketing, McNeil Consumer Products Company in 1980. President of Becton Dickinson's Consumer Products Division, 1981 to 1983. Returned to Johnson & Johnson as President of its Chicopee subsidiary in 1983. Named a company Group Chairman in 1986, and Chairman of the Board and Chief Executive Officer in 1989. Former Chairman and a member of the Executive Committee of The Business Council and member of the Policy Committee of The Business Roundtable. Served two years in the U.S. Navy. Chairman of the Executive Compensation and Benefits Committee and member of the Executive and Nominating Committees of Xerox.

[PHOTO] George J. Mitchell
        Age: 67  Director since: 1996

        Xerox securities owned: 7,841 common shares and an indirect interest in approximately 5,189 common shares through the Deferred Compensation Plan

        Options/Rights: 25,000 common shares

        Occupation: Special Counsel, Verner, Liipfert, Bernhard, McPherson and Hand, Chartered

        Education: BA, Bowdoin College; LLB, Georgetown University Law Center

        Other Directorships: Federal Express Corporation; Starwood Hotels & Resorts; UNUM
        Provident Corporation; The Walt Disney Company; Casella Waste Systems, Inc.;
        Unilever; Staples, Inc.

Other Background: Trial lawyer with the U.S. Department of Justice Antitrust Division, 1960 to 1962. Served as Executive Assistant to U.S. Senator Edmund S. Muskie from 1962 to 1965. Private law practice from 1965 to 1977. Served as U.S. Attorney for Maine, 1977 to 1979; appointed U.S. District Court Judge in 1979; resigned in 1980 to accept appointment to the U.S. Senate. Elected U.S. Senator from the State of Maine in 1982, serving as Majority Leader of the Senate from 1989 to 1995 when he retired from the Senate and joined the law firm of Verner, Liipfert, Bernhard, McPherson and Hand. Member, Board of Directors, Council on Foreign Relations; Chairman, The Peace Negotiations in Northern Ireland; Chairman, International Fact Finding Committee on Violence in the Middle East. Member of the Finance and Nominating Committees of Xerox.

[PHOTO] Anne M. Mulcahy
        Age: 48  Director since: 2000

        Xerox securities owned: 80,371 common shares; 569 Series B Convertible Preferred shares and an indirect interest in approximately 36,419 shares through the Deferred Compensation Plan

        Options/Rights: 1,796,848 common shares

        Occupation: President and Chief Operating Officer, Xerox Corporation

        Education: BA, Marymount College

        Other Directorships: Target Corporation; Axel Johnson Inc.; Catalyst; Fannie Mae; Fuji
        Xerox Co., Ltd; Xerox (Europe) Limited

Other Background: Joined Xerox in 1976 as a sales representative and held various sales and senior management positions. Named Vice President for Human Resources in 1992; Senior Vice President in 1998; and Executive Vice President in 1999. Elected President and Chief Operating Officer in May 2000. Member of the Executive Committee of Xerox.

[PHOTO] N. J. Nicholas, Jr.
        Age: 61  Director since: 1987

        Xerox securities owned: 23,747 common shares and an indirect interest in approximately 27,666 common shares through the Deferred Compensation Plan

        Options/Rights: 25,000 common shares

        Occupation: Investor

        Education: BA, Princeton University; MBA, Harvard University Graduate School of
        Business Administration

        Other Directorships: Boston Scientific Corporation; priceline.com, Incorporated; DB Capital
        Partners

Other Background: President and Co-Chief Executive Officer, Time-Warner Inc., 1990 to 1992. Former member of the President's Advisory Committee on Trade Policy and Negotiations and the President's Commission on Environmental Quality. Chairman of the Advisory Board of Columbia University Graduate School of Journalism, Trustee of Environmental Defense and a member of the Council on Foreign Relations. Chairman of the Finance Committee and member of the Audit Committee of Xerox.

[PHOTO] John E. Pepper
        Age: 62  Director since: 1990

        Xerox securities owned: 60,061 common shares and an indirect interest in approximately 5,935 common shares through the Deferred Compensation Plan:
        immediate family owns 16,000 shares

        Options/Rights: 25,000 common shares

        Occupation: Chairman of the Board and Chairman of the Executive Committee, The Procter &
        Gamble Company

        Education: BA, Yale University

        Other Directorships: Motorola, Inc.; The Procter & Gamble Company

Other Background: Joined Procter & Gamble in 1963. Named Executive Vice President and elected to the Board of Directors in 1984, named President in 1986, Chairman and Chief Executive in 1995, Chairman in 1999, retired as an active employee in September 1999, and re-elected Chairman of the Board in June 2000. Co-Chair, Development Campaign and Member, Executive Committee, National Underground Railroad Freedom Center. Fellow, Yale Corporation. Trustee, Christ Church Endowment Fund. Member of Executive Committee, Cincinnati Youth Collaborative. Member, American Society of Corporate Executives, Partnership for Drug Free America. Served three years in the U.S. Navy. Member of the Audit and Executive Compensation and Benefits Committees of Xerox.

[PHOTO] Barry D. Romeril
        Age: 57  Director since: 1999

        Xerox securities owned: 144,021 common shares; 227 Series B Convertible
        Preferred shares and an indirect interest in approximately 30,581 shares through the
        Deferred Compensation Plan

        Options/Rights: 1,193,548 common shares

        Occupation: Vice Chairman and Chief Financial Officer, Xerox Corporation

        Education: BA, Oxford University

        Other Directorships: Billiton plc; The Concours Group Inc; Booktec.com; Fuji Xerox
        Co., Ltd.; Xerox (Europe) Limited; Xerox Investments (Nederland) BV

Other Background: Joined Xerox in 1993 as Executive Vice President and Chief Financial Officer. Elected Vice Chairman of the Board of Directors in 1999. From 1988 to 1993, he was with British Telecommunications plc as Group Finance Director; from 1985 to 1988, with BTR, Inc. and BTR plc; and from 1974 to 1988 with Imperial Chemical Industries plc. Member of the Council of Financial Executives of The Conference Board. Member of the Board of Directors, Private Sector Council; Statue of Liberty-Ellis Island Foundation, Inc.


[PHOTO] Martha R. Seger
        Age: 69  Director since: 1991

        Xerox securities owned: 15,325 common shares and an indirect interest in approximately 10,747 common shares through the Deferred Compensation Plan

        Options/Rights: 25,000 common shares

        Occupation: Financial economist and Former Governor, Federal Reserve System;
        currently Distinguished Visiting Professor of Finance, Arizona State University

        Education: BBA, MBA, PhD, University of Michigan

        Other Directorships: Fluor Corporation; Michigan Mutual and the Amerisure
        Companies; The Kroger Co.; Tucson Electric Power Co. and its holding company,
        Unisouce Energy; Massey Energy

Other Background: Financial Economist, Federal Reserve Board, 1964 to 1967. Chief Economist, Detroit Bank & Trust, 1967 to 1974, elected Vice President in 1971. Vice President, Economics and Investments, Bank of the Commonwealth (Detroit), 1974 to 1976. Adjunct Associate Professor, University of Michigan, 1976 to 1979. Associate Professor of Economics and Finance, Oakland University, 1980. Commissioner of Financial Institutions, State of Michigan, 1981 to 1982. Professor of Finance, Central Michigan University, 1983 to 1984. Governor, Federal Reserve System, 1984 to 1991. Member of the Audit and Finance Committees of Xerox.

[PHOTO] Thomas C. Theobald
        Age: 63  Director since: 1983

        Xerox securities owned: 25,159 common shares and an indirect interest in approximately 10,223 common shares through the Deferred Compensation Plan

        Options/Rights: 25,000 common shares

        Occupation: Managing Director, William Blair Capital Partners, LLC

        Education: AB, College of the Holy Cross; MBA, Harvard University Graduate School
        of Business Administration

        Other Directorships: Anixter International; Jefferson Wells International; LaSalle U.S.
        Realty Income and Growth Fund; Jones, Lane, LaSalle Inc.; The MONY Group; Liberty
        Funds

Other Background: Began career with Citibank in 1960, appointed Vice Chairman and elected a Director of Citicorp in 1982. Chairman, Continental Bank Corporation, 1987 to 1995. Director of The MacArthur Foundation and the Chicago Council on Foreign Relations. Trustee, Northwestern University. Member of the Committee on Architecture of the Art Institute of Chicago. Chairman of the Audit Committee and member of the Executive Compensation and Benefits Committee of Xerox.

Ownership of Company Securities

We do not know of any person who, or group which, owns beneficially more than 5% of any class of its equity securities as of December 31, 2000, except as set forth below/(1)/.

-------------------------------------------------------------------------------------------------------------
                                                                                 Amount
                                                                              Beneficially      Percent
    Title of Class             Name and Address of Beneficial Owner          Owned of Class     of Class

-------------------------------------------------------------------------------------------------------------
Series B Convertible   State Street Bank and Trust Company, as Trustee,           8,256,791        100%
  Preferred Stock/(2)/ 225 Franklin Street, Boston, MA 02110/(3)/

Common Stock           State Street Bank and Trust Company, as Trustee under   90,912,742/(4)/    12.7%/(5)/
                       other plans and accounts
                       225 Franklin Street, Boston, MA 02110

Common Stock           Capital Research and Management Company                 36,095,700/(6)/     5.4%
                       333 South Hope Street
                       Los Angeles, CA 90071

Common Stock           Dodge & Cox                                             53,176,018/(7)/     8.0%
                       One Sansome Street
                       San Francisco, CA 94104

-------------------------------------------------------------------------------------------------------------

(1)The words "group" and "beneficial" are as defined in regulations issued by the Securities and Exchange Commission (SEC). Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the Form 13G filed by the named entity with the SEC.
(2)These shares have equal voting rights with the Common Stock except that each share of Preferred Stock has six votes per share.
(3)Held as Trustee under the Xerox Employee Stock Ownership Plan. Each participant may direct the Trustee as to the manner in which shares allocated to his or her account shall be voted. The Trust Agreement provides that the Trustee shall vote any shares allocated to participants' accounts as to which it has not received voting instructions in the same proportions as shares in participants' accounts as to which voting instructions are received. Shares which have not been allocated are voted in the same proportion. The power to dispose of shares is governed by the terms of the Plan and elections made by participants.
(4)Within this total as to certain of the shares, State Street Bank and Trust Company has sole voting power for 10,972,321 shares, shared voting power for 78,552,915 shares, sole dispositive power for 12,489,357 shares and shared dispositive power for 78,423,385 shares.

(5)Percentage based upon assumption that all Series B Convertible Preferred Stock were converted into 49,540,746 shares of Common Stock.
(6)Capital Research has sole dispositive power over all of the shares and no voting power.
(7)Within this total as to certain of the shares, Dodge & Cox has sole voting power for 49,638,318 shares, shared voting power for 469,300 shares, sole dispositive power for 53,176,018 shares and no shared dispositive power for any of the shares.

Shares of Common Stock and Series B Convertible Preferred Stock (converted to Common Stock at a ratio of six to one) of the Company owned beneficially by its directors and nominees for director, each of the current executive officers named in the Summary Compensation Table below and directors and all current officers as a group, as of May 31, 2001, were as follows:

                                                          Amount      Total
Name of                                                Beneficially   Stock
Beneficial Owner                                          Owned      Interest

-------------------------------------------------------------------------------
Paul A. Allaire.......................................  3,031,790    3,955,514
Allan E. Dugan........................................    475,111      917,578
Antonia Ax:son Johnson................................     25,750       40,913
Vernon E. Jordan, Jr..................................     53,092       64,925
Yotaro Kobayashi......................................     45,034       50,035
Hilmar Kopper.........................................     38,277       43,278
Ralph S. Larsen.......................................     45,735       78,770
George J. Mitchell....................................     27,840       38,030
Anne M. Mulcahy.......................................    393,183    1,917,049
N. J. Nicholas, Jr....................................     43,746       76,413
John E. Pepper........................................     80,060       90,997
Barry D. Romeril......................................    549,666    1,369,514
Martha R. Seger.......................................     35,324       51,072
Thomas C. Theobald....................................     45,158       60,382
Directors and All Officers as a group.................  8,237,205   17,601,629

-------------------------------------------------------------------------------

Percent Owned by Directors and Officers: Less than 1% of the aggregate number of shares of Common Stock and Series B Stock outstanding at May 31, 2001 is owned by each director and officer. The amount beneficially owned by all directors and officers as a group amounted to approximately 1%.

Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered owned by the directors and officers in accordance with SEC rules. Shares of Common Stock which officers and directors had a right, within 60 days, to acquire upon the exercise of options or rights are included. All these are counted as outstanding for purposes of computing the percentage of Common Stock and Series B Stock outstanding and beneficially owned.

Total Stock Interest: The numbers shown include the amount shown in the Amount Beneficially Owned column plus options held by officers not exercisable within 60 days, incentive stock units and restricted shares. The numbers also include the interests of officers and directors in the Xerox Stock Fund under the Profit Sharing and Savings Plan and the Deferred Compensation Plans.

Executive Compensation

Report of the Executive Compensation and Benefits
Committee of the Board of Directors

Executive Officer Compensation

The Executive Compensation and Benefits Committee (Committee) of the Board of Directors determines the compensation paid to the Company's executive officers. The Committee's members are all independent, non-employee directors of the Company. The Committee does the following:

 . establishes the policies that govern the compensation paid to Xerox executive officers;

 . determines overall and individual compensation goals and objectives;

 . makes awards; and

 . certifies achievement of performance under the Company's various annual and long-term incentive plans and approves actual compensation payments.

Under the Committee's established policy, compensation and benefits provided executive officers are targeted at levels equal to or better than the compensation paid by a peer group of companies for equivalent skills and competencies for positions of similar responsibilities and desired levels of performance. The Company's executive compensation policies, plans and programs are designed to provide competitive levels of compensation that align pay with the Company's annual and long-term performance objectives. They also recognize corporate and individual achievement while supporting the Company objectives of attracting, motivating and retaining high-performing executives.

In determining compensation levels to meet compensation policy objectives, the Committee annually reviews, evaluates and compares Xerox executive officer compensation to relevant external competitive compensation data. During the year, the Committee reviewed the reported compensation data of firms that were part of the Business Week Computers and Peripherals Industry Group (included in the data shown on the performance graph on page 22 below). The Committee also reviewed a broader group of organizations with which the Company is likely to compete for executive expertise and which are of similar size and scope. The latter group includes large capitalization, global companies in technology, office equipment and other industries.

The Committee sets base salaries taking into account the competitive data referenced above. In addition, a substantial portion, generally two-thirds or more of targeted total compensation, of each executive officer's total compensation is at risk and variable from year to year because it is linked to specific performance measures of the business.

The principal variable pay programs used in 2000 to align executive officer pay with Company and individual performance are briefly described below:

   Executive Performance Incentive Plan (EPIP): Approved by shareholders at the Company's Annual Meeting on May 18, 1995, EPIP provides the Committee with an incentive vehicle to compensate eligible executives for significant contributions to the performance of the Company. By design, EPIP permits the tax deductibility of payments made under EPIP even if an executive's compensation exceeds $1,000,000 in any year. Under federal tax law under certain circumstances such excess would not be deductible.

   Under EPIP the Committee established a pool of 2% of the Company's Document Processing profit before tax (PBT) for the 2000 one-year performance period. For the three-year period commencing in 1998, a pool of 1 1/2% of cumulative PBT was established. Ten percent (10%) of the resulting PBT pool was made payable to Mr. Allaire. Five percent (5%) of the pool was made payable to each of the other participants in EPIP.

   EPIP gives the Committee discretion to reduce the amount otherwise payable under an award to any participant to any amount, including zero, except in the case of a change in control as defined. The Committee cannot increase the amount determined by the above formula.

   For the full year 2000, Mr. Allaire and 15 other executive officers participated in EPIP.

   For 2000, the PBT pool amounted to $3,960,000 and because of the Company's failure to meet its performance goals, the Committee exercised its discretion by reducing total amounts payable to participating executive officers from the pool from $3,366,000 to $595,050.

   Annual Performance Incentive Plan (APIP): Under APIP, executive officers of the Company may be entitled to receive performance-related cash payments. Payments are only made if Committee-established annual performance objectives are met.

   The Committee approved an annual incentive target and maximum opportunity, expressed as a percentage of 2000 base salary, for each participating officer. At its meeting held on February 7, 2000, the Committee also established overall Document Processing threshold, target and maximum measures of performance and associated payment schedules.

   The performance measures and weightings for 2000 were earnings per share (35%), revenue growth (25%), cash conversion cycle (20%), and customer satisfaction (20%). Additional goals were also established for each officer that included business unit specific and/or individual performance goals and objectives. The weights associated with each business-unit specific or individual performance goal and objective used vary and range from 20 percent to 50 percent of the total.

   For 2000, the performance against established measures was a significant disappointment. EPS was below threshold levels, revenue growth was negative, and both cash conversion and customer satisfaction were below threshold levels. As a result, no officers received a payment under APIP. The named officers did not receive a merit salary increase. Certain executive officers received an adjustment to their base salary levels as a result of new responsibilities and/or to reflect competitive market levels.

   Leveraged Executive Equity Plan (LEEP): Under the terms of the 1991 Long-Term Incentive Plan, the Committee implemented a three-year plan beginning in 1998 for key management executives, including most executive officers. The plan focuses on the achievement of performance objectives of the Document Processing business of the Company. When the objectives of the plan are achieved, shareholder value is enhanced and the plan provides for an opportunity to realize long-term financial rewards. The 1998-2000 performance cycle of LEEP required each executive participant to maintain, directly or indirectly, an investment in shares of common stock of the Company having a value as of December 31, 1997 of either 100%, 200%, 300% or 400% of a participant's annual base salary (investment shares).

   In 1998 the Committee granted awards under LEEP to approximately 40 key executives that provided for non-qualified stock options for shares of common stock and incentive stock units. The award to each participant was based on the ratio of ten option shares and two incentive stock units for each investment share. The options became exercisable in three annual cumulative installments beginning in the year following the award. The incentive stock rights are payable in shares of common stock and vest in three annual installments beginning in the year following the award, provided specific Document Processing earnings per share (EPS) goals were achieved for each preceding year.

   Thirty-three percent (33%) of the non-qualified stock options granted under the 1998 cycle became exercisable on January 1, 1999, January 1, 2000 and January 1, 2001, respectively.

   For 2000, the EPS goal was not achieved and none of the incentive stock units vested.

   At its meeting on December 4, 2000, the Committee approved a new three-year (2001-2003) performance cycle of LEEP (New LEEP). New LEEP is intended to deliver highly competitive compensation opportunities linked to the successful implementation of the Company's turnaround plan and to provide significant retention incentives for participating executives.

   New LEEP consists primarily of three equal annual grants of stock options and restricted stock. Award levels are determined to provide competitive long-term incentive opportunities if the business turnaround plan is successfully implemented. Stock options under New LEEP vest fully after three years and remain exercisable for ten years following their date of grant. Restricted stock awarded under New LEEP vests 100% after one year. All executive officers and select other senior executives are eligible for New LEEP. The first annual grant under New LEEP was made on January 1, 2001. There is no requirement for investment shares under New LEEP.

   CEO Challenge Bonus: At its February 7, 2000 meeting, the Committee established the CEO Challenge Bonus program for the calendar years 2000 and 2001. The goals of the CEO Challenge Bonus program are to support the Company's need to retain key executives and provide additional incentives to improve the financial performance of the Company. Participants in LEEP, including the executive officers, are eligible to participate in the CEO Challenge Bonus. The CEO Challenge bonus provides an annual opportunity equal to one-half of each executive's annual bonus target amount payable over a period of four quarters if performance targets are met. For 2000, the CEO Challenge Bonus was based on quarterly EPS targets. The EPS target for the first quarter was achieved and bonus amounts were paid accordingly. For the remaining quarters of 2000, EPS targets were not achieved and bonus opportunities were forfeited. For 2001, the CEO Challenge bonus will also be based on quarterly EPS targets.

In its effort to retain key executives and to provide incentives that focus on shareholder value, the Committee awarded retention stock options to select key executives, including the executive officers other than the Chairman and CEO. The retention stock options vest over two years if EPS targets are met; and vest 100% on December 31, 2004 if EPS targets are not met. The retention stock options provide for dividend equivalents paid in cash until the stock options vest.

Select executive officers also were awarded incentive stock rights that fully vest on January 1, 2002. Beginning with the third quarter of 2000, the incentive stock rights also provide for the payment of dividend equivalents. Incentive stock rights were awarded to a select group of officers who are critical for the Company to retain in order for the Company to implement its turnaround plan.

Chief Executive Officer Compensation

The compensation paid to G. Richard Thoman, President and Chief Executive Officer from January 1, 2000 until May 11, 2000, when he resigned, was established by the Committee at its December 6, 1999 and February 7, 2000 meetings. The Committee's actions are described below as they relate to Mr. Thoman's compensation as reported in the charts and tables that accompany this report.

   Base Salary: Mr. Thoman's annualized base salary remained at $900,000.

   2000 Bonus: Mr. Thoman's annual target bonus remained at 100% and his quarterly CEO Challenge bonus target was established at 13%.

   Long-Term Incentive: Mr. Thoman was granted a stock option award for 100,000 shares that was scheduled to vest over two years if EPS targets were met and vest 100% on December 31, 2004, if EPS targets were not met.

At its meeting on February 7, 2000, the Committee awarded Paul A. Allaire a stock option award for 200,000 shares that vested on January 1, 2001. The stock option award was made to retain Mr. Allaire in his role as Chairman of the Board of the Company.

Upon the resignation of Mr. Thoman on May 11, 2000, the Board of Directors requested Mr. Allaire to assume the additional role of Chief Executive Officer of the Company. In recognition of Mr. Allaire's additional role, and after reviewing the compensation levels provided to the Chairmen and Chief Executive Officers of other companies, the Committee authorized the following compensation:

   Base Salary: Mr. Allaire's base salary was increased to $1,200,000 per year.

   2000 Bonus: Mr. Allaire's annual bonus target percentage and quarterly CEO Challenge Bonus target remained at 100% and 13% respectively.

   Long-Term Incentive: Mr. Allaire was granted a stock option award for 250,000 shares, one-half of which vested on January 1, 2001 with the balance vesting on January 1, 2002; and incentive stock rights for 100,000 shares, one-half of which vested on January 1, 2001, with the balance vesting on January 1, 2002. Mr. Allaire received an award under the New LEEP program as described earlier in the section summarizing Executive Officer Compensation. Under New LEEP, on January 1, 2001, Mr. Allaire received a stock option grant for 350,000 shares that will vest on January 1, 2002, and a restricted stock award of 350,000 shares that will also vest on January 1, 2002. In addition, effective January 1, 2001, Mr. Allaire was awarded participation in a cash long-term incentive program that would pay Mr. Allaire $3,000,000 at target levels of Company performance (maximum of $5,000,000), subject to negative discretion by the Committee, for the performance cycle ending December 31, 2001.

The Committee made these awards to provide the incentives necessary to retain and motivate Mr. Allaire to take the actions necessary to implement the turnaround plan, focus Mr. Allaire on the development of his potential successor and provide compensation competitive with the Chairmen and Chief Executive Officers of other companies.

Detailed information concerning Mr. Allaire's compensation as well as that of other highly compensated executives is displayed on the accompanying charts and tables.

                                          Ralph S. Larsen, Chairman
                                          B. R. Inman
                                          Antonia Ax:son Johnson
                                          John E. Pepper
                                          Thomas C. Theobald

February 5, 2001

Compensation Committee Interlocks and Insider Participation

Paul A. Allaire, Chairman and Chief Executive Officer of the Company, serves on the compensation committee of Lucent Technologies, Inc. Until May 18, 2000 Patricia F. Russo, a director of the Company, served on the Executive Compensation and Benefits Committee of the Company and, at the same time, was an Executive Vice President of Lucent.

Summary Compensation Table

The Summary Compensation Table below provides certain compensation information for the Chief Executive Officer and the most highly compensated key executive officers (Named Officers) serving at the end of the fiscal year ended December 31, 2000 and for G. Richard Thoman who served as Chief Executive Officer until May 11, 2000 for services rendered in all capacities during the fiscal years ended December 31, 2000, 1999, and 1998. The table includes the dollar value of base salary, bonus earned, option awards (shown in number of shares) and certain other compensation, whether paid or deferred.

                          SUMMARY COMPENSATION TABLE

                                                                                                      Long-Term
                                                  Annual Compensation                            Compensation Awards
                               --------------------------------------------------------- ------------------------------------
                                                      Annual Bonus
                                              -----------------------------
                                                                    Total
                                                                   Annual      Other
                                                Cash                Bonus      Annual    Restricted  Underlying   All Other
          Name and                   Salary     Bonus    91 Plan   ($) (C)  Compensation   Stock    Options/SARs Compensation
     Principal Position        Year    ($)     ($) (A)   ($) (B)   (= A+B)    ($) (D)     ($) (E)     (#) (F)      ($) (G)

------------------------------------------------------------------------------------------------------------------------------
Paul A. Allaire............... 2000 1,125,000   121,875         0   121,875   162,881    2,681,250    450,000        17,055
  Chairman and Chief           1999   975,000         0         0         0   118,644            0     54,764        16,290
  Executive Officer            1998   975,000 1,600,000 2,924,133 4,524,133   177,310            0    239,082       318,455

Anne M. Mulcahy............... 2000   721,667    45,063         0    45,063   107,659    2,681,250    310,000        34,642
  Chief Operating Officer      1999   425,000         0         0         0    88,647            0     15,328        13,578
                               1998   312,500   263,000   599,804   862,804    62,791            0     49,044        53,929

Barry D. Romeril.............. 2000   641,667    57,500         0    57,500   114,894      804,375    150,000        27,729
  Vice Chairman                1999   575,000         0         0         0   170,047            0     24,415        27,141
                               1998   513,333   488,000   909,740 1,397,740   138,049    1,145,903    178,822       114,853

William F. Buehler............ 2000   641,667    57,500         0    57,500   136,102      804,375    150,000        14,828
  Vice Chairman                1999   575,000         0         0         0   100,575            0     23,717        14,374
                               1998   464,833   450,000   857,704 1,307,704    91,953    1,145,903    174,568        98,868

Allan E. Dugan................ 2000   462,500    37,188         0    37,188    91,746            0     50,000        29,702
  Executive Vice President     1999   425,000         0         0         0   109,414            0     16,066        29,085
                               1998   359,000   306,000   717,719 1,023,719    81,092            0     58,686        95,955

G. Richard Thoman............. 2000   326,087   487,500         0   487,500   107,971            0    100,000     3,950,000
  Chief Executive Officer (H)  1999   900,000         0         0         0   189,642            0    293,562     3,827,580
                               1998   700,000   930,000 2,099,341 3,029,341   374,636    1,793,683    335,128     3,960,560


--------------------------------------------------------------------------------
(A)This column reflects annual cash bonuses earned during the years indicated under EPIP and for the year 2000, the CEO Challenge Bonus. In addition, the amount shown for G.R. Thoman for 2000 includes a prorated 2000 bonus that was agreed to be paid in 2001 under the Letter Agreement entered into with Company in May 2000 in connection with his separation.
(B)This column reflects amounts earned under the Company's 1991 Long-Term Incentive Plan (1991 Plan). Under the 1991 Plan, awards of incentive stock units were made in 1998 to each of the Named Officers which become payable as to one-third of the total if the Company's Document Processing earnings per share reach a specified level in 1998, 1999 and 2000. The 2000 level was not reached and the final one-third of the units did not vest. The value of one-third of the incentive stock units, is reported in the column above for the year 1998 in which the earnings per share objective was reached. The Company and the Executive Compensation and Benefits Committee view these amounts as long-term incentive compensation.
(C)Total Annual Bonus is the sum of the amounts under the EPIP, CEO Challenge Award and 1991 Plan.
(D)Other Annual Compensation includes executive expense allowance, dividend equivalents paid on outstanding incentive stock rights, perquisite compensation and above market interest on deferred compensation. Included in Other Annual Compensation for 2000 is $55,275 of perquisite compensation for William F. Buehler, $29,949 of which relates to personal use of corporate aircraft. Also included in Other Annual Compensation for 1998 is $50,337 of perquisite compensation for G. Richard Thoman, $34,881 of which relates to personal use of corporate aircraft.

(E)This column reflects incentive stock unit awarded under the 1991 Plan or a predecessor plan where each unit represents one share of stock to be issued upon vesting at the attainment of a specific retention period. Each unit is entitled to the payment of dividend equivalents at the same time and in the same amount declared on one share of the Company's common stock. The number of units held by the Named Officers and their value as of December 31, 2000 (based upon the closing market price on that date of $4.625 was as follows:
   P.A. Allaire -- 100,000 ($462,500), A.M. Mulcahy -- 153,440 ($709,660), B.D.
   Romeril -- 114,453 ($529,345), W.F. Buehler -- 50,000 ($231,250), and A.E.
   Dugan -- 63,456 ($293,484) G. R. Thoman -- 80,000 ($370,000). Excludes
   grants of restricted stock made on January 1, 2001 under New LEEP (as described in the Report of the Executive Compensation and Benefits Committee) as follows: P.A. Allaire -- 350,000 ($1,662,500), A.M. Mulcahy -- 250,000 ($1,187,500), B.D. Romeril -- 125,000 ($593,750), A.E. Dugan --
   75,000 ($326,250).
(F)The Company no longer grants stock appreciation rights (SARs) in tandem with stock options. All stock options were awarded under the 1991 Plan. As discussed under the report of the Executive Compensation and Benefits Committee, stock options were awarded under a three-year performance cycle of LEEP that ended on December 31, 2000. Excludes grants of stock options made on January 1, 2001 under New LEEP as described in the Report of the Executive Compensation and Benefits Committee as follows: P.A. Allaire -- 350,000, A.M. Mulcahy -- 934,600, B.D. Romeril -- 467,300, A.E. Dugan --
   280,400.
(G)The total amounts shown in this column consist of the Company's profit sharing contribution, whether under the Profit Sharing and Savings Plan or its policy of paying directly to the officer the amount which cannot be made under the Plan by reason of the Employee Retirement Income Security Act of 1974, and the estimated dollar value of the benefit to the officer from the Company's portion of insurance premium payments under the Company's Contributory Life Insurance Plan on an actuarial basis. The Company will recover all of its premium payments at the end of the term of the policy, generally at age 65. For 2000 the amounts were: P.A. Allaire: $0 profit sharing; $17,055 life insurance; A.M. Mulcahy: $0 profit sharing; $34,642 life insurance; B.D. Romeril: $0 profit sharing; $27,729 life insurance; W.F. Buehler: $0 profit sharing; $14,828 life insurance; and A.E. Dugan: $0 profit sharing; $29,702 life insurance. In addition, the amount shown for G.R. Thoman includes a payment of $3.75 million, which was agreed to be paid in 1998, 1999 and 2000 under the Letter Agreement entered into with Company in June 1997 in connection with his joining the Company. The payments were intended to replace the value of forfeited in-the-money vested stock options from his former employer. Also included in the amount shown for G.R. Thoman is a $200,000 payment in lieu of continuation of life insurance benefits agreed to under the Letter Agreement entered into with Company in May 2000 in connection with his separation.
(H)Resigned effective May 11, 2000.

Option Grants

The following table sets forth information concerning awards of stock options to the Named Officers under the Company's 1991 Plan during the fiscal year ended December 31, 2000. The amounts shown for potential realizable values are based upon arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the full ten-year term of the options, pursuant to SEC regulations. Based upon a ten-year option term, this would result in stock price increases of 63% and 159% respectively or $35.479 and $56.495 for the options with the $21.7812 exercise price and $43.980 and $70.031 for the options with the $27.0000 exercise price. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 668,576,389 shares outstanding held by all shareholders as of December 31, 2000. Any gains to the Named Officers and the shareholders will depend upon future performance of the common stock of the Company as well as overall market conditions.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                         Potential Realizable Value at Assumed
                                                                              Annual Rates of Stock Price
                                 Individual Grants (1) (2)                   Appreciation for Option Term
                   ----------------------------------------------------- -------------------------------------
                    Number of
                    Securities      % of Total
                    Underlying    Options Granted Exercise or
                     Options      to Employees in Base Price  Expiration
Name                Granted(#)      Fiscal Year     ($ /Sh)      Date          5%($)              10%($)

---------------------------------------------------------------------------------------------------------------
Paul A. Allaire...   200,000/(3)/      2.28%       $21.7812    12/31/09      $    2,739,616     $    6,942,725
                     250,000/(5)/                   27.0000    12/31/09           4,245,039         10,757,762

Anne M. Mulcahy...    60,000/(4)/      1.57%        21.7812    12/31/09             821,885          2,082,817
                     250,000/(5)/                   27.0000    12/31/09           4,245,049         10,757.762

Barry D. Romeril..    50,000/(4)/      0.76%        21.7812    12/31/09             684,904          1,735,681
                     100,000/(5)/                   27.0000    12/31/09           1,698,015          4,303,105

William F. Buehler    50,000/(4)/      0.76%        21.7812    12/31/09             684,904          1,735,681
                     100,000/(5)/                   27.0000    12/31/09           1,698,015          4,303,105

Allan E. Dugan....    50,000/(4)/      0.25%        21.7812    12/31/09             684,904          1,735,681

G. Richard Thoman.   100,000/(4)/      0.51%        21.7812    12/31/09           1,369,808          3,471,362
---------------------------------------------------------------------------------------------------------------
All Shareholders..       N/A            N/A             N/A         N/A      $1,944,646,456     $4,928,115,928

--------------------------------------------------------------------------------
(1)Exercise price is based upon fair market value on the effective date of the award. Excludes grants of stock options made on January 1, 2001 under New LEEP as described in the Report of the Executive Compensation and Benefits Committee as follows: P.A. Allaire -- 350,000, A.M. Mulcahy -- 934,600, B.D. Romeril -- 467,300, A.E. Dugan -- 280,400.
(2)Options may be accelerated as a result of a change in control as described under "Option Surrender Rights".
(3)Exercisable 100% on January 1, 2001
(4)Exercisable 100% of January 1, 2005
(5)Exercisable 1/2 on January 1, 2001 and 1/2 on January 1, 2002

Option Exercises/Year-End Values

The following table sets forth for each of the Named Officers the number of shares underlying options and SARs exercised during the fiscal year ended December 31, 2000, the value realized upon exercise, the number of options/SARs unexercised at year-end and the value of unexercised in-the-money options/SARs at year-end.

          AGGREGATE OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUE

                                                   Number of Shares      Value of Unexercised In-
                                                Underlying Unexercised    the-Money Options /SARs
                     Value of                       Options/SARs at                 at
                      Shares                           FY-End(#)               FY End($)(B)
                    Underlying                 ------------------------- -------------------------
Name               Options/SARs     Value      Exercisable Unexercisable Exercisable Unexercisable
                   Exercised(#) Realized($)(A)
---------------------------------------------------------------------------------------------------
Paul A. Allaire...      0             $0         2,042,033       771,111     $0           $0
Anne M. Mulcahy...      0             $0           128,682       380,126     $0           $0
Barry D. Romeril..      0             $0           217,305       309,490     $0           $0
William F. Buehler      0             $0           153,687       304,232     $0           $0
Allan E. Dugan....      0             $0           283,445       131,481     $0           $0
G. Richard Thoman.      0             $0           777,170     1,052,060     $0           $0

---------------------------------------------------------------------------------------------------

(A)The value realized is based upon the difference between the exercise price and the average of the high and low prices on the date of exercise.
(B)Excludes grants of stock options made on January 1, 2001 under New LEEP (as described in the Report of the Executive Compensation and Benefits Committee as follows: P.A. Allaire -- 350,000, A.M. Mulcahy -- 934,600, B.D. Romeril -- 467,300, A.E. Dugan -- 280,400.
(C)The value of unexercised options/SARs is based upon the difference between the exercise price and the average of the high and low prices on December 29, 2000 of $4.75. Option/SARs may be accelerated as a result of a change in control as described under "Option Surrender Rights".

Retirement Plans

Retirement benefits are provided to the executive officers of the Company including the Named Officers primarily under unfunded executive supplemental plans and, due to Internal Revenue Code limitations, to a much lesser extent under the Company's Retirement Income Guarantee Plan. The table below shows, under the plans, the approximate annual retirement benefit which would accrue for the number of years of credited service at the respective salary rates. The earliest retirement age for benefit commencement is age 60. In the event of a change in control (as defined in the plans) there is no age requirement for eligibility. The benefit accrues generally at the rate of 1 2/3% per year of credited service, but for certain mid-career hire executives the rate is accelerated to 2 1/2%, including Barry D. Romeril, William F. Buehler and Allan
E. Dugan. No additional benefits are payable for participation in excess of 30 years for those accruing benefits at the rate of 1 2/3% per year and 20 years for those accruing benefits at 2 1/2% per year.

                      Annual benefits for years of credited service indicated
Average annual        -------------------------------------------------------
compensation for five
highest years           15 years      20 years      25 years      30 years
------------------------------------------------------------------------------
  400,000............     96,000          128,000       161,000       192,000
  600,000............    146,000          195,000       243,000       242,000
  800,000............    196,000          261,000       327,000       392,000
1,000,000............    246,000          328,000       410,000       492,000
1,200,000............    296,000          395,000       493,000       592,000
1,400,000............    346,000          461,000       577,000       692,000
1,600,000............    396,000          528,000       660,000       792,000
1,800,000............    446,000          595,000       743,000       892,000
2,000,000............    496,000          661,000       827,000       992,000
2,200,000............    546,000          728,000       910,000     1,092,000
2,400,000............    596,000          795,000       993,000     1,192,000
2,600,000............    646,000          861,000     1,077,000     1,292,000
2,800,000............    696,000          928,000     1,160,000     1,392,000
3,000,000............    746,000          995,000     1,243,000     1,492,000
3,200,000............    796,000        1,061,000     1,327,000     1,592,000
3,400,000............    846,000        1,128,000     1,410,000     1,692,000
3,600,000............    896,000        1,195,000     1,493,000     1,792,000
3,800,000............    946,000        1,261,000     1,577,000     1,892,000

------------------------------------------------------------------------------

The maximum benefit is 50% of the five highest years' average annual compensation reduced by 50% of the primary social security benefit payable at age 65. The benefits shown are payable on the basis of a straight life annuity and a 50% survivor annuity for a surviving spouse. The plans provide a minimum benefit of 25% of defined compensation reduced by such social security benefit other than for the key executives accruing benefits at the accelerated rate.

The following individuals have the years of credited service for purposes of the plans as follows:

                                                        Years of
                                                        Credited
Name                                                   Service (A)
-------------------------------------------------------------------
Paul A. Allaire (B)...................................     30
Anne M. Mulcahy.......................................     24
Barry D. Romeril......................................     11
William F. Buehler (C)................................     14
Allan E. Dugan........................................     16

-------------------------------------------------------------------

(A)Thirty years is the maximum permitted credited service under the plans. Credited service shown reflects the accelerated accrual for mid-career hire executives. The years credited service reflected can be applied to the annual benefit table above to determine the annual benefit. Under the agreement with the Company in connection with his resignation, G. Richard Thoman became entitled to a retirement benefit of $800,000 per year beginning in May 2000.
(B)Upon Mr. Allaire's death, Mr. Allaire's alternate payee will receive a full and unreduced 50% survivor benefit based on Mr. Allaire's accrued benefits under the plans.
(C)In connection with his retirement, William F. Buehler became eligible for a retirement supplement payable in three equal installments of $280,746 commencing January 1, 2002, or in a single lump sum of $842,238 if he elects prior to December 31, 2001.

Compensation under the plans includes the amounts shown in the salary and bonus columns under the Summary Compensation Table other than payments under the 1991 Plan to the extent included in the bonus column.

The five highest years average compensation for purposes of the plans as of the end of the last fiscal year for the Named Officers is P. A. Allaire $2,377,485;
A. M. Mulcahy $550,336; B. D. Romeril $875,100; W. F. Buehler $817,451; and A.
E. Dugan $673,651.

Certain Transactions

Severance Agreements

In October, 2000, with the approval of the Executive Compensation and Benefits Committee and the Board, the Company entered into agreements with five of its executive officers, including Paul A. Allaire, Anne M. Mulcahy, Barry D. Romeril, and William F. Buehler, which provide severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined). The circumstances are termination by the Company, other than because of death or disability, commencing prior to a potential change in control (as defined), or for cause (as defined), or by the officers for good reason (as defined). The officer would be entitled to receive a lump sum severance payment equal to three times the sum of:

    . the greater of (1) the officer's annual rate of base salary on the date notice of termination is given and (2) his/her annual rate of base salary in effect immediately prior to the change in control and

    . the greater of (1) the annual target bonus applicable to such officer for the year in which such notice is given and (2) the annual target bonus applicable to such officer for the year in which the change in control occurs.

"Cause" for termination by the Company is the:

       (i)willful and continued failure of the officer to substantially perform his/her duties,

      (ii)willful engagement by the officer in materially injurious conduct to the Company, or

     (iii)conviction of any crime which constitutes a felony.

"Good reason" for termination by the officer includes, among other things:

       (i)the assignment of duties inconsistent with the individual's status as an executive or a substantial alteration in responsibilities (including ceasing to be an executive officer of a public company),

      (ii)a reduction in base salary and/or annual bonus,

     (iii)the relocation of the officer's principal place of business, and

      (iv)the failure of the Company to maintain compensation plans in which the officer participates or to continue providing certain other existing employment benefits.

The agreements provide for the continuation of certain welfare benefits for a period of 36 months following termination of employment and contain a gross-up payment (as defined) if the total payments (as defined) are subject to excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

The agreements also provide that in the event of a potential change in control (as defined) each officer, subject to the terms of the agreements, will remain in the employ of the Company for nine months following the occurrence of any such potential change in control.

The agreements are automatically renewed annually unless the Company gives notice that it does not wish to extend them. In addition, the agreements will continue in effect for two years after a change in control of the Company.

The Company has also entered into agreements with 40 other officers or other key executives, including Allan E. Dugan, that provide identical benefits described above, except that these officers and key executives would be entitled to receive a lump-sum severance payment equal to two times their annual compensation and they would receive welfare benefits continuance for a period of 24 months.

Termination Arrangements

In connection with his resignation as President and Chief Executive Officer and as a Director of the Company in May, 2000, G. Richard Thoman received certain benefits that had been approved by the Executive Compensation and Benefits Committee. These included payment of prorated 2000 bonus, a cash payment in lieu of continuation of life insurance (which are reflected in the Summary Compensation Table above) and approved an annual retirement benefit (see note to the table under Retirement Plans above). All of Mr. Thoman's outstanding options were amended to be exercisable for the life of the options (see "Aggregate Options/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Options/SAR Value" above) subject to Mr. Thoman not making any derogatory remarks about the Company and not disclosing confidential information. The Company also agreed to provide Mr. Thoman with an office and administrative support until May 14, 2002.

In connection with his retirement and consistent with prior practice, the Company entered into an agreement with William F. Buehler, Vice Chairman of the Board and a director. The agreement was approved by the Executive Compensation and Benefits Committee. Among other things, the agreement provides for salary continuance for twelve months commencing January 15, 2001 at the rate of $56,250 per month and a retirement supplement payable in three equal installments of $280,746 commencing on January 1, 2002, or in a single lump sum of $842,238, if he elects prior to December 31, 2001.

On April 9, 2001 the Executive Compensation and Benefits Committee adopted a policy consistent with an existing practice, which authorizes the Chairman of the Board and CEO to enter into salary continuance agreements with selected officers who are nearing retirement. The purpose of the policy is to serve as a retention device. The salary continuance period can range between 12 and 24 months and would commence on a date as determined by the CEO. Salary is based upon the monthly salary in effect when the salary continuance begins. The current form of agreement provides that engagement by the officer in any "Detrimental Activity", as defined, would result in forfeiture of salary continuance, unfunded retirement benefits and bonuses and the cancellation of outstanding options. The Company has entered into such agreements with certain officers, including Barry D. Romeril.

Employment Arrangement

In connection with his continued employment, the Company entered into an agreement with Carlos Pascual, Executive Vice President. The agreement was authorized by the Executive Compensation and Benefits Committee. The agreement arises out of changes made to Xerox Spain's pension plans consistent with proposed Spanish law requirements. It is designed to mitigate the potential impact of U.S. income tax on Mr. Pascual's retirement benefit, if any, as a result of the change in Spanish law. Subject to certain conditions in the Agreement, the Company has agreed to indemnify Mr. Pascual for U.S. income tax on his Spanish pension, if necessary. The Agreement also provides that for a period of three years following Mr. Pascual's employment with the Company he will be provided with salary continuance at a rate of Spanish Pesetas 4,389,600 per month (approximately $22,300 at current exchange rates) as he serves in the capacity of Chairman of Xerox Espana, S.A. at the discretion of the CEO of the Company. He will also be provided with relocation assistance in an amount not to exceed $100,000.

Option Surrender Rights

All non-qualified options under the 1991 and the 1998 Plans are accompanied by option surrender rights. If there is a change in control, as defined in the plans, all such rights which are in the money become payable in cash based upon a change in control price as defined in the plans. The 1991 Plan also provides that upon the occurrence of such an event, all incentive stock rights and performance unit rights become payable in cash. In the case of rights payable in shares, the amount of cash is based upon such change in control price and in the case of rights payable in cash, the cash value of such rights. Rights payable in cash but which have not been valued at the time of such an event are payable at the maximum value as determined by the Executive Compensation and Benefits Committee at the time of the award. Upon accelerated payment, such rights and any related non-qualified stock options will be canceled.

Grantor Trusts

The Company has established grantor trusts with a bank for the purpose of paying amounts due under the deferred compensation plan and the severance agreements described above, and the unfunded supplemental retirement plans described above. The trusts are presently unfunded, but the Company would be required to fund the trusts upon the occurrence of certain events.

Legal Services

The law firm of Akin, Gump, Strauss, Hauer & Feld, of which Vernon E. Jordan, Jr. is of counsel, was retained by and rendered services to the Company in 2000.

Litigation

Two putative shareholder derivative actions are pending in the Supreme Court of the State of New York, County of New York on behalf of the Company against all current members of the Board of Directors (with the exception of Anne M. Mulcahy) and G. Richard Thoman (in one of the actions) and the Company, as a nominal defendant. Another, now dismissed, putative shareholder derivative action was pending in the United States District Court for the District of Connecticut. Plaintiffs claim breach of fiduciary duties and/or gross mismanagement related to certain of the alleged accounting practices of the Company's operations in Mexico. The complaints in all three actions alleged that the individual named defendants breached their fiduciary duties and/or mismanaged the Company by, among other things, permitting wrongful business/accounting practices to occur and inadequately supervising and failing to instruct employees and managers of the Company. In one of the New York actions it is claimed that the individual defendants disseminated or permitted the dissemination of misleading information. In the other New York action it is also alleged that the individual defendants failed to vigorously investigate potential and known problems relating to accounting, auditing and financial functions and to take affirmative steps in good faith to remediate the alleged problems. In the federal action in Connecticut it was also alleged that the individual defendants failed to take steps to institute appropriate legal action against those responsible for unspecified wrongful conduct. Plaintiffs claim that the Company has suffered unspecified damages. Among other things, the pending complaints seek unspecified monetary damages, removal and replacement of the individuals as directors of the Company and/or institution and enforcement of appropriate procedural safeguards to prevent the alleged wrongdoing. Defendants filed a motion to dismiss in one of the New York actions. Subsequently, the parties to the federal action in Connecticut agreed to dismiss that action without prejudice in favor of the earlier-filed New York action. The parties also agreed, subject to court approval, to seek consolidation of the New York actions and a withdrawal, without prejudice, of the motion to dismiss. On May 10, 2001 the court entered an order which, among other things, approved that agreement. The individual defendants deny the wrongdoing alleged in the complaints and intend to vigorously defend the actions.

A putative shareholder derivative action is pending in the Supreme Court of the State of New York, Monroe County against certain current and former members of the Board of Directors, namely G. Richard Thoman, Paul A. Allaire, B.R. Inman, Antonia Ax:son Johnson, Vernon E. Jordan Jr., Yotaro Kobayashi, Ralph S. Larsen, Hilmar Kopper, John D. Macomber, George J. Mitchell, N.J. Nicholas, Jr., John E. Pepper, Patricia L. Russo, Martha R. Seger and Thomas C. Theobald (collectively, the "Individual Defendants"), and the Company, as a nominal defendant. Plaintiff claims the Individual Defendants breached their fiduciary duties of care and loyalty to the Company and engaged in gross mismanagement by allegedly awarding former CEO, G. Richard Thoman, compensation including elements that were unrelated in any reasonable way to his tenure with the Company, his job performance, or the Company's financial performance. The complaint further specifically alleges that the Individual Defendants failed to exercise business judgment in granting Thoman lifetime compensation, a special bonus award, termination payments, early vesting of stock compensation, and certain transportation perquisites, all which allegedly constituted gross, wanton and reckless waste of corporate assets of the Company and its shareholders. Plaintiff claims that the Company has suffered damages and seeks judgment against the Individual Defendants in an amount equal to the sum of the special bonus, the present value of the $800 thousand per year lifetime compensation, the valuation of all options unexercised upon termination, the cost of transportation to and from France, and/or an amount equal to costs incurred under the various compensation programs, cancellation of unpaid balances of these obligations, and/or cancellation of unexercised options and other deferred compensation at the time of his resignation, plus the cost and expenses of the litigation, including reasonable attorneys', accountants' and experts' fees and other costs and disbursements. On May 31, 2001 defendants filed a motion to dismiss the complaint. The Individual Defendants deny the wrongdoing alleged in the complaint and intend to vigorously defend the action.

Ten-Year Performance Comparison

The graph below provides a comparison of Xerox cumulative total shareholder return with the Standard & Poor's 500 Composite Stock Index and the Business Week Computers and Peripherals Industry Group, excluding Xerox (Peer Group).

[CHART]

                                 Base
                                Period
Company/Index Name              Dec 90   Dec 91   Dec 92   Dec 93   Dec 94   Dec 95   Dec 96   Dec 97   Dec 98   Dec 99   Dec 00
                                ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
XEROX CORPORATION                $100     $203     $244     $286     $326     $463     $546     $781    $1286     %550     $105
S&P 500                           100      131      141      155      157      215      265      353      454      496      499
BUSINESS WEEK COMPUTERS
& PERIPHERALS                     100       97       83       92      118      161      226      304      554      805      570

The Peer Group consists of the following companies as of December 31, 2000:
Apple Computer, Compaq Computer, Data General, Dell Computer, EMC, Gateway, Hewlett-Packard, International Business Machines, Iomega, Lexmark International Group, Micron Electronics, NCR, Quantum, Seagate Technology, Sequent, Silicon Graphics, Storage Technology, Sun Microsystems, Unisys and Western Digital.

This graph assumes the investment of $100 on December 31, 1990 in Xerox Common Stock, the S&P 500 Index and the Peer Group Common Stock, and reinvestment of quarterly dividends at the monthly closing stock prices. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P 500 and Peer Group indices.

Directors and Officers Liability Insurance and Indemnity

In January 1999 the Company extended its policies for directors and officers liability insurance covering all directors and officers of the Company and its subsidiaries. The policies are issued by Federal Insurance Company, National Union Fire Insurance Company Of Pittsburgh P.A., Reliance Insurance Company, Chubb Atlantic Ltd., Gulf Insurance Company and A.C.E Insurance Company, Ltd., have a three year term from June 25, 1999 to June 25, 2002, and a total annual premium of $516,617. No claims have been paid under these policies.

Section 16(a) Beneficial Ownership Reporting Compliance

There was a failure to file Form 3, Beneficial Ownership Report, on a timely basis with the SEC as required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of Herve J. Gallaire and Rafik O. Loutfy with respect to Incentive Stock Rights which were part of each of their respective initial holdings, and on behalf of Thomas J. Dolan with respect to his initial position in the Xerox Stock Fund. An amended Form 3 was filed as soon as the omissions were discovered; for Mr. Gallaire and Mr. Loutfy on March 8, 2000 and for Mr. Dolan on August 9, 2000.

INDEPENDENT AUDITORS

KPMG LLP acted as independent auditors of the Company for 2000 and continues to so act. KPMG is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement, if they wish.

Fees Billed by KPMG

Audit Fees

The aggregate fees billed by KPMG LLP for audit services for the year ended December 31, 2000, including for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for such year, were $11.3 million.

Financial Information Systems Design And Implementation Fees

KPMG LLP did not render any services related to financial information systems design and implementation for the year ended December 31, 2000.

All Other Fees

Aggregate fees billed for all other services rendered by KPMG LLP for the year ended December 31, 2000 were $7.5 million.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under "Committee Functions, Membership and Meetings" on page 4 and a copy of the charter of the Audit Committee is attached to this Proxy Statement as Exhibit A.

Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

Consistent with the foregoing the Audit Committee:

 . Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2000 with the management of the Company and KPMG LLP;

 . Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees); and

 . Received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and discussed with KPMG LLP that firms independence.

The filing of the Company's 2000 Form 10-K was delayed in order to permit completion of an independent review by the Audit Committee of the Company's accounting policies and practices and a fuller audit review by KPMG LLP to satisfy its auditing responsibilities. The Committee engaged the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, which engaged PricewaterhouseCoopers LLP, to assist in the review which was conducted with the full cooperation of KPMG.

Earlier the Audit Committee had conducted an independent review of the accounting issues which arose in the Company's Mexican operation. The Committee was aided in this review by the law firm of Akin, Gump, Strauss, Hauer & Feld, which engaged PricewaterhouseCoopers LLP to assist in such review.

As a result of these reviews, it was determined that certain accounting practices or the application thereof misapplied Generally Accepted Accounting Principles and certain accounting errors and irregularities were identified. The Company addressed the accounting errors and irregularities in its consolidated financial statements as at December 31, 2000 and for the three year period then ended.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing by the Company with the SEC.

                                          Thomas C. Theobald, Chairman
                                          Antonia Ax:son Johnson
                                          Hilmar Kopper
                                          N. J. Nicholas
                                          John E. Pepper
                                          Martha R. Seger

PROPOSAL 2 -- SHAREHOLDER PROPOSAL REGARDING DISCRETIONARY VOTING

Mr. George W. Withrow, P.O. Box 1491, Fort Benton, Montana 59442-1491, who states that he owns 1,200 shares of the common stock of the Company, has indicated that he will cause a resolution to be introduced from the floor. The text of the proposal and the supporting statement submitted by Mr. Withrow is as follows:

WHEREAS, the common practice of designing a proxy which automatically, when signed by the shareholder, grants authority to cast that shareowner's vote on "such other business as may properly come before the meeting or any adjournment thereof" is an assumption that is completely unwarranted. Such votes should be cast according to the best judgement of the shareowner, not that of the designated corporate representative.

RESOLVED, that shareholders direct the Board of Directors of the Corporation to delete any such automatic assumption of the shareowners' prerogatives from all future proxy forms used by the corporation.

                             SUPPORTING STATEMENT

"Corporate proxy voting is primarily for the benefit of the corporation. Few companies would be able to attain a quorum and qualify to conduct business without it. I appreciated the opportunity to participate in the important decisions of the corporate board.

However, I believe the corporate proxy vote should be restricted to those items specifically authorized by the shareholder.

The now common practice of assuming that signing the proxy automatically confers the authority to act on "such other business as may properly come before the meeting or any adjournment thereof" is, in my opinion, totally unacceptable. I, at least, have no intention of granting it to persons whom I do not know.

Presumably this authority is seldom used. That, however, does not justify usurping the shareholder's rights.

I have no objection if that request for authority is listed as a regular item on the proxy so that the shareholder has the power to approve or disapprove it."

BOARD OF DIRECTORS' RECOMMENDATION

The form of voting instruction and proxy card used by the Company to solicit proxies from shareholders grants the named proxies the authority to vote in accordance with instructions given by the shareholder on the voting instruction and proxy card and otherwise in accordance with the best judgment of the named proxies in connection with such other business as may come before the meeting. Your Board of Directors believes that the discretionary authority provides the Company, through the named proxies, with an important mechanism for ensuring the orderly and efficient conduct of shareholders' meetings and, at the same time, does not abrogate shareholder rights because of significant restrictions placed by the SEC on the discretionary authority that may be accorded to named proxies in the voting instruction and proxy card.

Generally, the SEC proxy rules limit the use of discretionary authority to vote for matters not specified in the voting instruction and proxy card to matters incident to the conduct of the meeting, shareholder proposals unknown to the Company and shareholder proposals properly omitted from the proxy statement. In addition, the rules permit the grant of discretionary voting when a bona fide nominee is named in the proxy statement and the nominee is unable to serve or for good cause will not serve.

Supporting the limited nature of the grant of discretionary voting authority is the statement set forth below under "Other Actions at Meeting" which has always appeared in the Company's proxy statements: "The Board of Directors does not intend to present any other matters at this meeting. If other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment."

We believe that the grant of discretionary voting authority to named proxies in respect of the limited matters provides the Company with an important mechanism to deal with issues that may arise in the course of a meeting. In addition, we believe that the SEC rules impose reasonable limitations on the exercise of discretionary authority by us, through the named proxies. By retaining the authority for discretionary voting the conduct of the meeting is facilitated while at the same time the interests of shareholders are protected by the limitations imposed by the SEC rules.

In light of the foregoing, your Board believes that the actions proposed by the shareholder proponent are unnecessary and could unduly impede the orderly conduct of the meeting.

To be adopted, the proposal must be approved by a majority of the votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.

OTHER MATTERS

Other Actions at Meeting

The Board of Directors does not intend to present any other matters at this meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Information About this Solicitation of Proxies

In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies without extra remuneration. We also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such person for the cost of forwarding the material. We have engaged D.F. King & Co., Inc. to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay D.F. King & Co. a fee of $10,000 plus reimbursement of out-of-pocket expenses for this service. We will bear the cost of all proxy solicitation.

Confidential Voting

As a matter of policy, we keep confidential proxies, ballots and voting tabulations that identify individual shareholders. Such documents are available for examination only by the inspector of election and certain of our employees and our transfer agent who are associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Multiple Shareholders Having the Same Address

If you and other residents at your mailing address own shares of Common Stock through a broker, you may have received a notice from the broker notifying you that your household will be sent only one Annual Report and Proxy Statement. If you did not return the "opt-out" card attached to such notice you were deemed to have consented to such process. The broker or other holder of record will send at least one copy of the Annual Report and Proxy Statement to your address. You may revoke your consent at any time upon written request with your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717. The revocation will be effective 30 days following its receipt. In any event, the Company will send a copy of the Annual Report and Proxy Statement to you if you address your written request to Xerox Corporation, Shareholder Services, P.O Box 1600, Stamford CT 06904 or by calling Shareholder Services at (203) 968-3034. If you are receiving multiple copies of annual reports and proxy statements at your address and would like to receive only one copy in your household, please contact us at the foregoing address and telephone number.

Availability of Additional Information

Copies of the 2000 annual report of the Company have been distributed to shareholders (unless you have consented to electronic delivery). Additional copies and additional information, including the annual report (Form 10-K) filed with the SEC and the consolidated statistical data contained in the EEO-1 annual report to the U.S. Equal Employment Opportunity Commission are available without charge from Investor Relations, Xerox Corporation, P.O. Box 1600, Stamford, Connecticut 06904. The annual report, proxy statement and Form 10-K are also available on the Company's website at www.xerox.com/investor.

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS

Shareholder Proposals for 2002 Meeting

We expect to hold our 2002 Annual Meeting of Shareholders during the second half of May and to issue our proxy statement for that meeting during the first half of April.

Under the SEC proxy rules if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2002 Annual Meeting of Shareholders, the proposal must be received by us at P.O. Box 1600, Stamford, Connecticut 06904, Attention: Secretary-no later than December 14, 2001.

Under our By-Laws any shareholder wishing to make a nomination for director, or wishing to introduce any business, at the 2002 Annual Meeting of Shareholders must give the Company advance notice as described in the By-Laws. To be timely, we must receive your notice for the 2002 Annual Meeting at our offices mentioned above no earlier than November 14, 2001 or later than December 14, 2001. Nominations for director must be accompanied by written consent to being named in the proxy statement as a nominee and to serving as director if elected.

Recommendations to Nominating Committee of Director Candidates

Shareholders who wish to recommend individuals for consideration by the Nominating Committee may do so by submitting a written recommendation to the Secretary of the Company, P.O. Box 1600, Stamford, Connecticut 06904. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and board memberships (if any), for the committee to consider. The submission must be accompanied by a written consent by the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Recommendations received by December 31, 2001 will be considered for nomination at the 2002 Annual Meeting of Shareholders. Recommendations received after December 31, 2001 will be considered for nomination at the 2003 Annual Meeting of Shareholders.

By Order of the Board of Directors,

/s/ Eunice M. Filter

Eunice M. Filter
Secretary
July 13, 2001

                                                                       Exhibit A

                               Xerox Corporation
           Charter of the Audit Committee of the Board of Directors

Purpose
The Audit Committee (the "Committee") shall provide oversight on matters relating to accounting, financial reporting, internal control, auditing and regulatory compliance matters, consistent with legal and regulatory requirements as hereinafter set forth and such other matters as the Board of Directors of the Company (the "Board") shall from time to time direct, and shall periodically report to the Board with respect thereto.

Structure
The Committee shall consist of not less than three members of the Board who shall be appointed by, and serve at the pleasure of, the Board, all of whom shall meet the independence requirements of the New York Stock Exchange all of whom shall have such financial literacy or become financially literate within a reasonable period of time after appointment and at least one of whom shall have such financial expertise as required by the New York Stock Exchange as determined by the Board in its business judgment.

Three members of the Committee shall constitute a quorum and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such Committee.

The Secretary of the Company, or in his or her absence such person as may be designated by the Chairman of the Committee, shall act as Secretary and keep the minutes of all meetings of the Committee.

Responsibilities of the Committee
 1. Annually review and reassess the adequacy of the Committee's purpose and responsibilities as herein set forth and recommend any proposed changes to the Board for approval.

 2. Annually recommend to the Board for its nomination, for submission to the shareholders for their election, a firm of independent certified public accountants to audit the books, records and accounts of the Company (the "Auditors"), which firm is ultimately accountable to the Committee and the Board. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Auditor (or to nominate the Auditor to be proposed for shareholder approval).

 3. Receive and review periodic written reports from the Auditor regarding the Auditor's independence, discuss such reports with the Auditor, and if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the Auditor.

 4. Review the annual fees of the Auditor.

 5. Review with management, the Director of Corporate Audit of the Company ("Audit Director") and the Auditors the annual audited financial statements, changes in accounting policies, financial reporting practices and significant reporting issues and judgments made in connection with the preparation of such audited financial statements.

 6. Review with the Auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communications with audit committees ("SAS 61").

 7. Examine and review with the Auditors, the Director of Audit and the Company's chief accounting officer, the comments and recommendations contained in the Auditor's and Director of Audit's annual summary audit management reports and executive management's response to those reports and advise the Board with respect thereto.

 8. Review with the management, Auditors and Director of Audit the adequacy of internal controls that could significantly affect the Company's financial statements.

 9. Make a recommendation to the Board with respect to the audited financial statements to be included in the Company's Annual Report to Shareholders which financial statements are to be incorporated by reference in the Company's Form 10-K to be filed with the Securities and Exchange Commission (the "SEC").

10. Review and approve the report from the Committee required by the rules of the SEC to be included in the Company's annual proxy statement.

11. Examine and make recommendations, if any, with respect to the plans for and the results of the annual audit conducted by the Auditors and the Director of Audit.

12. Discuss with management and the Auditors the Company's quarterly financial results prior to the release of earnings and/ or the filing of the Company's quarterly report on Form 10-Q, including a discussion of any items required to be communicated by the Auditors under SAS 61. The Chairman of the Committee may conduct this discussion either alone or together with the participation of other members of the Committee in the form of a teleconference.

13. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or government agencies.

14. Review at least annually with the Company's Ethics Compliance Officer the status and results of the annual ethics compliance program.

15. Review the annual report by the Auditors with respect to officer expense reports and perquisites.

16. Meet with the Company's chief financial officer, the Director of Audit and the Auditors, as the Committee shall deem necessary, and meet with the Auditors in separate executive session in which management of the Company does not participate, as the Committee shall deem necessary.

Receive reports on such matters from the Auditors and Director of Audit and the Company's General Counsel as may be required under the Private Securities Litigation Reform Act of 1995 and Section 10A under the Securities Exchange Act of 1934, as amended, and with the assistance of management, review and investigate any such matter to the extent deemed appropriate.

                                                                     2980-PS-01A

                                XEROX CORPORATION
                       ELECTION TO OBTAIN PROXY MATERIALS
                        ELECTRONICALLY INSTEAD OF BY MAIL

   Xerox Corporation shareholders may elect to receive the Company's future annual reports and proxy statements and to vote their shares through the Internet instead of receiving copies through the mail. Xerox is offering this
            -------
   service to provide added convenience to its shareholders and to reduce annual report printing and mailing costs.

   To take advantage of this option, shareholders must subscribe to one of the various commercial services that offer access to the Internet World Wide Web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

   To elect this option, go to website http://www.econsent.com/xrx. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

   If you consent to receive the Company's future proxy materials electronically, your consent will remain in effect unless it is withdrawn by calling, writing, or e-mailing our Transfer Agent, Fleet National Bank (EquiServe), at: 1-800-828-6396; P.O. Box 43016, Providence, RI 02940-3016;
   http://www.equiserve.com. Also, if while this consent is in effect you decide you would like to receive a hard copy of the proxy materials, you may call, write or e-mail our Transfer Agent.

   YOU MAY ACCESS THE XEROX CORPORATION ANNUAL REPORT AND PROXY STATEMENT AT:

                          http://www.xerox.com/investor

   IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL BACK YOUR PROXY CARD.
                             DETACH HERE IF MAILING.

                        VOTING INSTRUCTION AND PROXY CARD

                                XEROX CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                       10:00 A.M. TUESDAY, AUGUST 28, 2001
                   SHERATON STAMFORD HOTEL, 2701 SUMMER STREET
                              STAMFORD, CONNECTICUT

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FROM SHAREHOLDERS
                                 OF COMMON STOCK

  The undersigned appoints PAUL A. ALLAIRE, RALPH S. LARSEN, N. J. NICHOLAS, JR., ANNE M. MULCAHY and each of them (or, if more than one are present, a majority of those present), as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the above annual meeting and at all adjournments thereof, (a) in accordance with the following ballot, and (b) in accordance with their best judgment in connection with such other business as may come before the meeting.

           NOTICE TO PARTICIPANTS IN THE EMPLOYEE STOCK OWNERSHIP PLAN

  This card also constitutes voting instructions for participants in the Xerox Corporation Employee Stock Ownership Plan. A Participant who signs below hereby instructs State Street Bank & Trust Company, Trustee, to vote the shares of Stock allocated to his or her Stock Account and a proportion of the shares held in the ESOP Trust which have not yet been allocated, as well as shares for which no instructions have been received in accordance with the following direction.

  Comments:
           -------------------------------------------------------------------

               IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE
------------                                                     ------------
SEE REVERSE                                                      SEE REVERSE
  SIDE                                                               SIDE
-----------                                                      ------------

XEROX CORPORATION
c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

       QUICK **EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY *7 DAYS A WEEK

Your telephone or Internet vote authorizes the named proxies or Trustee to vote your shares in the same manner as if YOU marked, signed, and returned your card. To vote by phone or Internet, read the accompanying proxy statement and ballot
                                                          --------------------
and then follow these easy steps:
--------------------------------

  To Vote By Phone                                             To Vote By Internet
  ----------------                                             -------------------
 . Read the accompanying Proxy Statement and Card.            . Read the accompanying Proxy Statement and
                                                                Card.
 . Call toll free 1-877-PRX-VOTE (779-8683) on a
   touch-tone telephone. For shareholders                    . Go to the Website
   residing outside the United States call                      http://www.eproxyvote.com/xrx
   collect on a touch-tone phone 1-201-536-8073.                -----------------------------

 . Enter your 14-digit Voter Control Number                   . Enter your 14-digit Voter Control Number
   located on your Card above your name.                        located on your Card above your name.

 . Follow the recorded instructions.                          . Follow the instructions provided.

                                                             RECEIVE FUTURE MATERIALS VIA THE INTERNET.
                                                             You may elect to receive future proxy and
                                                             other materials over the Internet if you
                                                             have an e-mail account and access to the
                                                             Internet. To take advantage of this offer,
                                                             please access http://www.econsent.com/xrx
                                                             and then simply follow the instructions.

                             YOUR VOTE IS IMPORTANT!

                                            IF YOU VOTE BY PHONE OR INTERNET,
                                             PLEASE DO NOT MAIL BACK YOUR CARD.
[X] Please mark votes as in this example     DETACH HERE IF MAILING

--------------------------------------------------------------------------------
Unless marked otherwise, this voting instruction and proxy card will be voted FOR the election of Directors and AGAINST the shareholder proposal regarding
---                               -------
discretionary voting.


1. ELECTION OF DIRECTORS NOMINATED BY THE BOARD
   (Pages 6 to 11)
   Nominees: (01) Paul A. Allaire, (02) Antonia                                                 FOR    AGAINST   ABSTAIN
   Ax:son Johnson, (03) Vernon E. Jordan, Jr.,                    2. SHAREHOLDER PROPOSAL       [_]      [_]       [_]
   (04) Yotaro Kobayashi, (05) Hilmar Kopper,                        REGARDING DISCRETIONARY
   (06) Ralph S. Larsen, (07) George J. Mitchell,                    VOTING  (Pages 24 to 25)
   (08) Anne M. Mulcahy, (09) N.J. Nicholas, Jr.,
   (10) John E. Pepper, (11) Barry D. Romeril,
   (12) Martha R. Seger and (13) Thomas C.
   Theobald.

   [_] FOR ALL       [_] WITHHELD
       NOMINEES          FROM ALL NOMINEES

-------------------------------------------------
 For all nominees except as noted above.                          I plan to attend the Annual Meeting. (A ticket
                                                                   will be sent to you).                            [_]

                                                                  Check here if you have noted comments on the
                                                                   reverse side.                                    [_]

                                                                  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [_]

                                                                  PLEASE SIGN AS IMPRINTED HEREON AND RETURN
                                                                   PROMPTLY.

 Signature:                 Date:                                 Signature:                   Date:
           ----------------      ----------------                           ------------------      ------------

--------------------------------------------------------------------------------